SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

EGA Emerging Global Shares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary proxy materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Shareholder,

We have recently been informed by Charles Schwab & Co. that a proxy vote (shareholder authorization vote) is currently underway for ETF funds that are part of EGA Emerging Global Shares Trust, of which funds (the “Fund” or “Funds”) you hold a position.  To provide continuity in the operation of the Fund(s), EGA Emerging Global Shares Trust is asking the Shareholders of each Fund to approve, among other things, a new investment advisory agreement to be entered into with Columbia Management Investment Advisers, LLC (“Columbia Threadneedle”), whereby Columbia Threadneedle, an affiliate of Ameriprise Financial, Inc. will acquire the current investment adviser of the Funds, Emerging Global Advisors, LLC.

You should have already received these proxy materials and instructions on how to vote your shares.  Your name and address was provided by Charles Schwab & Co. in order for the proxy materials to be sent to you.

As a shareholder, you have certain voting rights and the privilege to participate in the proxy process. You should take advantage of your rights. How you vote is your decision.  We cannot provide advice on this matter. If you haven’t already voted, please follow the instructions on the proxy ballot on how to vote your shares or call D.F. King at 1-800-622-1569.

To assist in the gathering of proxy votes, Emerging Global Advisors has hired a third party organization, D.F. King & Co.  You may receive a telephone call from D.F. King in order to assist you in the voting process.

However, it is very important that you do cast your vote promptly.

✓	This will help to provide continuity in the operation of your investment in the Fund(s).

✓	Help avoid further telephone calls from D.F. King, as they will continue to call those shareholders who have not yet voted their proxy.

We do apologize for any inconvenience this may cause you.

Please feel free to call us with any questions.

Thank you and we appreciate your prompt response.